EX-99.B(j)cmconsnt


INDEPENDENT AUDITORS' CONSENT



We consent to the use in this Post-Effective Amendment No. 35 to Registration Statement No. 2-64526 of United Cash Management, Inc. on Form N-1A of our report dated August 6, 1999 appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the caption "Financial Highlights" in the Prospectuses.







Deloitte & Touche LLP
Kansas City, Missouri
August 25, 1999